Exhibit 99.1

FOR IMMEDIATE RELEASE

Vision Industries Files for Voluntary Chapter 11 Bankruptcy Protection

Long Beach, CA; September 24, 2014.

Vision Industries Corp. (OTCQB: VIIC) today announced that the Company has voluntarily filed for Chapter 11 bankruptcy protection.  This event was primarily the result of its inability to obtain quorum at its August 22, 2014, Shareholder Meeting, at which the Company sought permission to increase its authorized share count from 500 million to 10 billion common shares.  The increase in authorized shares was requested by management to enable the Company to seek further funding to continue operations.

 “We are disappointed by the lack of participation by our shareholders, especially by our main shareholder.  This more than limited our options to raise capital; it effectively made it impossible,” says Vision’s CEO Martin Schuermann.

During the reorganization process, Vision will continue to operate and work on ongoing government supported programs and R&D projects.  It is the Company’s intention to reemerge from the Chapter 11 protection with a healthier balance sheet and thus be able to raise capital to execute its business plan.

About Vision Industries

Vision is a developer of zero emission hydrogen fuel cell-electric powered vehicles and turnkey hydrogen fueling systems.  Vision’s proprietary fuel cell-electric hybrid drive system combines the superior acceleration of a battery powered electric vehicle with the extended range provided by a hydrogen fuel cell.  For more information on Vision Industries Corp., please visit www.visionindustriescorp.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors available from the Company.

Vision Contact Person(s):

Investor Relations
(P) 310-454-5658
(E) ir@visionmotorcorp.com